                                                                    EXHIBIT 99.1
                                                                    ------------
                                                                   Press Release

                      [UNITEDAUTO GROUP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE
---------------------

          UNITEDAUTO GROUP COMPLETES CHANGE OF CONTROL OFFER FOR NOTES

          ------------------------------------------------------------

         DETROIT, MI, May 31, 2000 - UnitedAuto Group, Inc. (NYSE: UAG), a leading publicly-traded automobile retailer, announced today that it has completed its change of control offer to purchase any and all of its outstanding Series A and Series B 11% Senior Subordinated Notes due 2007 (the "Notes"). The Bank of New York acted on behalf of UnitedAuto as agent for the tender offer. The price paid for the Notes purchased in the offer was 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Bondholders tendered bonds with a principal amount of $147.4 million. The funding of the repurchase was completed on May 26, 2000.

         Under the terms of the Notes, UnitedAuto was required to make a change of control offer in the event that any person's beneficial ownership of UnitedAuto voting stock increases above 40%. Due to UnitedAuto's previously-announced stock repurchase program, Penske Capital Partners' beneficial ownership has increased above 40%.

         UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships as well as from strategic acquisitions, operates 114 franchises in 17 states, Puerto Rico and Brazil. UnitedAuto dealerships sell new and used vehicles and market a complete line of aftermarket automotive products and services.

         This press release contains forward-looking information, and actual results may materially vary from those expressed or implied herein. Factors - including economic conditions, manufacturer approvals, and acquisition risks that could affect these results - are described in reports and documents filed by the Company with the Securities and Exchange Commission.

                                      # # #